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EXHIBIT 99.1

  SIMULATIONS PLUS ANNOUNCES RECORD REVENUES FOR FOURTH QUARTER AND FISCAL YEAR

              COMPANY EXPECTS TO APPLY FOR NASDAQ SMALLCAP LISTING

LANCASTER, CA, AUGUST 29, 2003. Simulations Plus, Inc. (OTCBB: SIMU.OB), the leading provider of ADME absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, today reported preliminary revenue for the fiscal fourth quarter and fiscal year ended August 31, 2003.

Ronald Creeley, vice president of Marketing and Sales for Simulations Plus, said, "I'm pleased and excited to report that a major pharmaceutical company recently signed a multi-year subscription to a modified ADME Partners program. ADME Partners is a software licensing program developed by Simulations Plus to provide clients cost-effective, multiple-location site licenses with unlimited access to all Simulations Plus software programs. The result of this sale along with our other sales for the fourth quarter is that fourth quarter pharmaceutical software and services revenues will approach $1.5 million, more than doubling the previous high quarter record set last quarter. The modified subscription does not include the usual consultation and training, but covers only software licenses."

Momoko Beran, chief financial officer of Simulations Plus, said, "Our preliminary numbers show pharmaceutical software and services revenues increased 148.7% to $1,480,000 for the fourth quarter compared to $595,000 for the fourth fiscal quarter of 2002, and for the fiscal year increased 55.8% to $3,183,000, compared to $2,043,000 for fiscal 2002. Total revenues including our Words+ subsidiary increased 72.6% to a new record $2,089,000 for the fourth quarter compared to $1,210,000 for the fourth fiscal quarter of 2002. Fourth quarter revenues for our Words+ subsidiary decreased 1.0% over last year's fourth quarter. For the fiscal year, Words+ revenues decreased 1.5%. Total revenues for the fiscal year, including the Words+ subsidiary, increased 24.8% to $5,547,000, compared to $4,444,000 for fiscal 2002."

Ms. Beran continued, "Based on the information we have right now, we expect fourth quarter fully diluted earnings to be between $0.17 and $0.21 per share, and for the fiscal year, between $0.28 and $0.32 per share."

Walt Woltosz, chairman and chief executive officer of Simulations Plus, commented, "It's difficult to contain our excitement about this year's performance. We've maintained steady growth, growing profitability, and made significant expansions to our product line this year. It is our current understanding that our earnings for this fiscal year will enable us to apply for listing on Nasdaq SmallCap, provided that the stock price exceeds $4.00. This will probably have to wait until our 10K is filed in November."

Woltosz continued, "Simulations Plus enjoys a reputation for excellence in science and software. Our consulting expertise and software products have served many of the top scientists in some of the largest research organizations in the world. However, we will not rest on our laurels. We intend to leverage our technical and financial strengths to fuel further growth by identifying and fulfilling needs in pharmaceutical research as we have done with GastroPlus(TM), QMPRPlus(TM), and QMPRchitect(TM)."

ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California and trades on the OTCBB under the symbol "SIMU.OB." For more information, visit our Web site at www.simulations-plus.com.
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Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With
the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the Company to book revenues and earnings as it expects for the current quarter, the ability of the Company to maintain its competitive advantage, the general economics of the pharmaceutical industry, the ability of the Company to attract and maintain sufficient scientific and technical staff to sustain its R&D and customer support functions, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.

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